CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-10520, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032, 333-143063, 333-174400, 333-174401, 333-206700 and 333-206701) and on Form S-3 (No. 333-207810) of Baxter International Inc. of our report dated February 23, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for certain pension and postretirement net periodic benefit costs discussed in Note 1, as to which the date is August 23, 2018, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8‑K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 23, 2018